Exhibit 2.1*

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 8, 2009

BY AND AMONG

DOUGHERTY FUNDING LLC

FIRST BANK & TRUST

US BIO MARION, LLC

AND

ADDITIONAL SELLERS

*	In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the asset purchase agreement in this exhibit, which schedules and similar attachments are listed in the table of contents of the asset purchase agreement, have not been filed. The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		2
1.1.	Definitions	2
1.2.	Other Definitions and Interpretive Matters	11

ARTICLE 2. PURCHASE AND SALE		12
2.1.	Purchase and Sale of Dougherty Acquired Assets	12
2.2.	Purchase and Sale of First Bank Acquired Assets	14
2.3.	Excluded Assets.	14
2.4.	Assumed Liabilities.	15
2.5.	Excluded Liabilities.	16
2.6.	Designation of Assigned Contracts; Cure Costs.	17
2.7.	Assignment of Acquired Assets.	18
2.8.	Option to Purchase Inventory.	19
2.9.	Covenant Not to Sue.	20
2.10.	Further Assurances.	21

ARTICLE 3. PURCHASE PRICE		21
3.1.	Purchase Price for Dougherty Acquired Assets.	21
3.2.	Purchase Price for First Bank Acquired Assets.	22
3.3.	Discharge of Assumed Liabilities From and After the Closing.	22
3.4.	Allocation of Purchase Price.	22

ARTICLE 4. CLOSING		23
4.1.	Closing Date.	23
4.2.	Payment on the Closing Date.	23
4.3.	Dougherty’s Deliveries.	24
4.4.	First Bank’s Deliveries.	24
4.5.	Sellers’ Deliveries to Dougherty.	25
4.6.	Sellers’ Deliveries to First Bank.	27

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLERS		27
5.1.	Organization and Good Standing.	27
5.2.	Authority; Validity; Consents.	27
5.3.	No Conflict.	28
5.4.	Real Property.	28
5.5.	Environmental and Health and Safety Matters.	29
5.6.	Title to Acquired Assets.	30
5.7.	Taxes.	30
5.8.	Legal Proceedings.	30
5.9.	Compliance with Legal Requirements; Permits.	31
5.10.	Employment Matters.	31
5.11.	Company’s Intellectual Property.	31
5.12.	Sufficiency of Assets.	32
5.13.	Brokers or Finders.	32

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ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYERS		32
6.1.	Organization and Good Standing.	32
6.2.	Authority; Validity; Consents.	32
6.3.	No Conflict.	33
6.4.	Availability of Funds.	33
6.5.	Credit Bids.	33
6.6.	Litigation.	33
6.7.	Brokers or Finders.	33
6.8.	Buyer’s Acknowledgment.	34

ARTICLE 7. ACTION PRIOR TO THE CLOSING DATE		34
7.1.	Investigation of the Business by Buyers.	34
7.2.	Operations Prior to the Closing Date.	34
7.3.	HSR Act; Reasonable Efforts.	36
7.4.	Bankruptcy Court Approval.	37
7.5.	Bankruptcy Filings.	38
7.6.	Update of Schedules; Notice of Developments.	38
7.7.	Bidding Procedures.	38
7.8.	Communications with Customers and Suppliers.	39
7.9.	Transition Services.	39
7.10.	Cessation or Reduction of Operations.	40
7.11.	Approved Contracts.	40
7.12.	Pre-Closing Owned Real Property Matters.	40
7.13.	Use of Bank Account	41
7.14.	Update to Administrative Expense Budget	41
7.15.	Outstanding Checks.	41

ARTICLE 8. ADDITIONAL AGREEMENTS		41
8.1.	Taxes.	41
8.2.	Payments Received.	42
8.3.	Assigned Contracts; Adequate Assurance and Performance.	42
8.4.	Employees and Benefit Plans.	43
8.5.	Post-Closing Books and Records and Personnel.	44
8.6.	Acquired Assets “AS IS”; Buyers’ Acknowledgment Regarding Same.	44
8.7.	Waiver of Claims by Sellers.	45
8.8.	Credit Bids and Restriction on Transfer of Claims.	45
8.9.	Use of Name.	45

ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS TO CLOSE		46
9.1.	Accuracy of Representations.	46
9.2.	Sellers’ Performance.	46
9.3.	No Order.	46
9.4.	Governmental Authorizations; HSR Act.	46
9.5.	Sellers’ Deliveries.	46
9.6.	Sale Order.	46
9.7.	Absence of Material Adverse Effect.	47

ARTICLE 10. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE		47
10.1.	Accuracy of Representations.	47
10.2.	Buyers’ Performance.	47
10.3.	No Order.	47
10.4.	Governmental Authorizations; HSR Act.	48
10.5.	Buyers’ Deliveries.	48
10.6.	Sale Order in Effect.	48

ARTICLE 11. TERMINATION		48
11.1.	Termination Events.	48
11.2.	Effect of Termination.	49

ARTICLE 12. GENERAL PROVISIONS		49
12.1.	Survival.	49
12.2.	Public Announcements.	50
12.3.	Notices.	50
12.4.	Waiver.	51
12.5.	Entire Agreement; Amendment.	51
12.6.	Assignment.	52
12.7.	Severability.	52
12.8.	Expenses.	52
12.9.	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.	52
12.10.	Counterparts.	53
12.11.	Parties in Interest; No Third Party Beneficiaries.	53
12.12.	Non-Recourse.	53
12.13.	Schedules; Materiality.	53

SCHEDULES

Schedule 1.1(a)	Initial Assigned Contracts
Schedule 1.1(a)-1	Scheduled Contracts
Schedule 1.1(b)	Sellers’ Knowledge Persons
Schedule 1.1(c)	Permitted Encumbrances
Schedule 2.1(a)(iii)	Acquired Owned Real Property
Schedule 2.1(a)(x)	Sellers’ Reserve Accounts
Schedule 2.1(b)	Other Dougherty Acquired Assets
Schedule 2.3(d)	Excluded Intellectual Property
Schedule 3.1(a)(ii)	Administrative Expenses
Schedule 4.2	Sellers’ Wiring Instructions
Schedule 5.4(a)-1	Owned Real Property
Schedule 5.5	Environmental and Health and Safety Matters
Schedule 5.7(a)	Taxes
Schedule 5.7(b)-1	Tax Incentive Programs
Schedule 5.7(b)-2	Tax Incentive Defaults
Schedule 5.8	Legal Proceedings
Schedule 5.9	Compliance with Legal Requirements; Permits
Schedule 5.10	Employees
Schedule 5.11(a)	Patents, Trademarks and Copyrights
Schedule 5.11(b)	Claims Relating to Intellectual Property Rights
Schedule 5.12	Sufficiency of Assets
Schedule 7.2	Operations Prior to the Closing Date

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Bidding Procedures
Exhibit C	Bidding Procedures Order
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Contract Assignment and Assumption Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement” is made as of April 8, 2009 (the “Effective Date”), by and among Dougherty Funding LLC, a Delaware limited liability company (“Dougherty”), First Bank & Trust, a South Dakota banking corporation (“First Bank” and collectively with Dougherty, the “Buyers”), US Bio Marion, LLC, a South Dakota limited liability company (the “Company”), and the Additional Sellers (together with the Company, collectively, “Sellers”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, Sellers (other than Parent and VeraSun) are engaged in the business of producing ethanol and its co-products, including distillers grains, at the production facility located in Marion, South Dakota (the “Facility”) (such business, as conducted by Sellers, the “Business”);

WHEREAS, the Additional Sellers are party to certain Contracts related to the Company which are or may become Assigned Contracts;

WHEREAS, on October 31, 2008 (the “Petition Date”), each Seller filed a voluntary petition for relief (each a “Filing” and, together, the “Filings”) commencing cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers desire to sell to Buyers all of the Acquired Assets, and Buyers desire to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets pursuant to Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of an Order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to Sellers, all accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts receivable or rights to payment, including those consisting of all accounts receivable in respect of goods shipped or products sold or services rendered to customers by Sellers, any other miscellaneous accounts receivable of Sellers, and any claim, remedy or other right of Sellers related to any of the foregoing; in all cases, however, only to the extent that such accounts receivable and other payment rights are related to the Business and were earned prior to the Closing.

“Accrued PTO” has the meaning set forth in Section 8.4(b).

“Acquired Assets” has the meaning set forth in Section 2.2.

“Acquired Inventory” has the meaning set forth in Section 2.8(a).

“Action” means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority.

“Additional Sellers” means US BioEnergy Corporation, a South Dakota corporation (“Parent”) and VeraSun Energy Corporation, a South Dakota corporation (“VeraSun”).

“Administrative Expense Budget” has the meaning set forth in Section 3.1(a)(ii).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Arbiter” has the meaning set forth in Section 3.4.

“Allocation Schedules” has the meaning set forth in Section 3.4.

“Approved Contract” means a Contract designated as such pursuant to Section 7.11.

“Assigned Contracts” means (i) the Contracts listed or described in Schedule 1.1(a), (ii) any Contracts of Sellers listed or described in Schedule 1.1(a)-1 that are designated by Dougherty to be assumed and assigned to Dougherty pursuant to a timely Assignment Election in accordance with Section 2.6 and (iii) and Approved Contracts, in each case that have not, as of the Closing, been breached by any party thereto.

“Assignment Election” has the meaning set forth in Section 2.6(a).

“Assumed Liabilities” has the meaning set forth in Section 2.4(b).

“Assumption Agreement” means an assumption agreement substantially in the form attached hereto as Exhibit A.

“Auction” has the meaning set forth in Exhibit B.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code.

“Bankruptcy Case” means the cases commenced by Sellers under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled In re VeraSun Energy Corporation, et al., jointly administered under Case No. 08-12606 (BLS), and pending before the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures” means bid procedures attached hereto as Exhibit B, as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court attached hereto as Exhibit C.

“Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit D.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyers” has the meaning set forth in the introductory paragraph.

“Buyers’ Parties” means Buyers, their respective Affiliates and the former, current or future equity holders and Representatives of each of the foregoing.

“Cash Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Contract” means any agreement, contract, obligation, promise, or undertaking (in each case whether written or oral) that is legally binding.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Credit Bids” has the meaning set forth in Section 3.2(b).

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Contracts.

“Cure Notice” means, with respect to each Assigned Contract, the notice submitted by Sellers to the counterparty or counterparties thereto pursuant to the Bidding Procedures Order setting forth the Cure Cost amount with respect thereto as calculated by Sellers.

“Deeds” means the deeds transferring title to the Owned Real Property to be delivered by Sellers to Dougherty pursuant to Section 4.5(a).

“Designation Deadline” means the later of (i) 5:00 p.m., Central Time, on the day that is thirty (30) days after the Closing Date or (ii) seven (7) calendar days after the Bankruptcy Court enters an Order with respect to the Cure Costs.

“Documents” means all books, records, files, invoices, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media), plans, specifications, studies, surveys, maps, plats, drawings, analyses, reports, training materials, and ownership and operating manuals, including any documents posted on the electronic Merrill DataSite maintained by Sellers in connection with the transactions contemplated by this Agreement; in all cases to the extent used primarily in or to the extent relating primarily to the assets, properties, business or operations of the Business.

“Dougherty” has the meaning set forth in the introductory paragraph.

“Dougherty Acquired Assets” has the meaning set forth in Section 2.1.

“Dougherty Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Dougherty Credit Bid” has the meaning set forth in Section 3.1(d).

“Dougherty Purchase Price” has the meaning set forth in Section 3.1(a).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

“Environmental, Health and Safety Laws” has the meaning set forth in Section 5.5(a).

“Equipment” means all furniture, trade fixtures, equipment, computers, machinery, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by Sellers and used or held for use primarily in the Business, other than spare parts.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Cash” has the meaning set forth in Section 2.3(e).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Facility” has the meaning set forth in the recitals.

“Facility Employee” means any employee who is employed by Sellers exclusively at the Facility as of the Effective Date.

“Filing” and “Filings” have the respective meanings set forth in the recitals.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Finished Ethanol” means 190 proof ethanol, 200 proof ethanol and denatured ethanol.

“First Bank” has the meaning set forth in the introductory paragraph.

“First Bank Account” has the meaning set forth in Section 7.13.

“First Bank Acquired Assets” has the meaning set forth in Section 2.2.

“First Bank Assumed Liabilities” has the meaning set forth in Section 2.4(b).

“First Bank Credit Bid” has the meaning set forth in Section 3.2(b).

“First Bank LC Agreements” means the First Bank LC Reimbursement Agreement and all other Loan Documents (as defined in the First Bank LC Reimbursement Agreement).

“First Bank LC Reimbursement Agreement” means that certain Letter of Credit Application, Reimbursement and Security Agreement, dated December 18, 2006, by and between the Company and First Bank, as amended, restated, supplemented or otherwise modified from time to time.

“First Bank Indebtedness” means all of the obligations outstanding under the First Bank Revolving Agreements, including all pre- and post-petition interest due and owing thereunder (at the contractual default rate) and all unpaid fees and expenses related thereto, in each case at the time of Closing.

“First Bank Loan Documents” means the Loan Documents as defined in the First Bank Revolving Credit Agreement.

“First Bank Purchase Price” has the meaning set forth in Section 3.2(a).

“First Bank Revolving Agreements” means the First Bank Revolving Credit Agreement and all other First Bank Loan Documents.

“First Bank Revolving Credit Agreement” means that certain Revolving Credit and Security Agreement, dated June 29, 2006, by and between Company and First Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “pollutant,” “contaminant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property, including all Copyrights, Patents, Trademarks and Trade Secrets, owned, used or licensed by Sellers and used or held for use primarily in the Business.

“Inventory” means all of the following, all of which is subject to a first priority security interest held by First Bank: (i) all Finished Ethanol stored at the Facility; (ii) all Work in Progress; (iii) all corn and other grains stored at the Facility or stored elsewhere to the extent owned by the Company; (iv) all dry distillers grain and wet distillers grain located at the Facility; (v) all spare parts located at the Facility (“Spare Parts”); and (vi) all yeast, enzymes, chemicals, denaturant, additives and other supplies located at the Facility (collectively, the “Supplies”).

“Inventory Purchase Price” has the meaning set forth in Section 2.8(b).

“Knowledge” means, with respect to any matter in question, in the case of the Company or Additional Sellers, the actual knowledge of any of the individuals listed on Schedule 1.1(b) with respect to such matter.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Material Adverse Effect” means (x) a material adverse change in or material adverse effect on the Acquired Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, or (y) a material adverse change in or to the ability of Sellers to consummate the transactions contemplated by this Agreement, but excluding, in either case, (a) any change or effect to the extent that it results from or arises out of (i) the Filings; (ii) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (iii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) changes in (or proposals to change) Legal Requirements or accounting regulations or principles; (vi) any action contemplated by this Agreement or taken at the request of Buyers; (vii) changes in prices or costs of commodities or supplies; (viii) failure of any of Sellers to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics; or (ix) any motion, application, pleading or Order filed under or in connection with the Bankruptcy Case; and (b) any change or effect generally applicable to (i) the industries and markets in which any of Sellers operate or (ii) economic or political conditions or the securities or financial markets in any country or region, in the case of each of clauses (a)(vii), (b)(i) and (b)(ii), to the extent that such change or effect does not affect the Business, taken as a whole, in a disproportionate manner relative to other participants in the industries and markets in which the Business operates.

“Option” has the meaning set forth in Section 2.8(a).

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 5.4(a).

“Parent” has the meaning set forth in the definition of Additional Sellers.

“Participant Designee” means either (i) any entity in which the Participants (as defined in the Prepetition Senior Loan Agreement) are members or shareholders, (ii) each of the Participants in accordance with their pro rata interests in the Prepetition Dougherty Senior Loan Indebtedness or (iii) a special purpose single-member limited liability company formed by Dougherty under the laws of the State of Delaware.

“Party” or “Parties” means, individually or collectively, Buyers and Sellers.

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“Periodic Taxes” has the meaning set forth in Section 8.1(b).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders that are necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business and the Facility at a normal and fully functional mode of operation (as opposed to a “hot idle” mode of operation).

“Permitted Encumbrances” means: (i) easements, leases, reservations, or other rights of others in, or minor defects and irregularities in title that do not materially impair the use of, the encumbered property or assets for the purposes for which they are held; (ii) any Encumbrance or privilege vested in any lessor, licensor or permittor for rent or other obligations solely related to the period after the Closing; (iii) licenses of or other grants of rights to use Intellectual Property entered into in the ordinary course of business that do not materially impair the conduct of the Business; (iv) Encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of Buyers or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (v) liens for Taxes not yet due and payable or that are being contested in good faith; and (vi) Encumbrances set forth on Schedule 1.1(c).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Closing Designated Contract” means (i) each Contract listed or described on Schedule 1.1(a) and (ii) each of the Scheduled Contracts for which Dougherty has delivered an Assignment Election to Sellers prior to the Closing Date.

“Pre-Paid Expenses” means all deposits and prepaid charges and expenses of Sellers as of the Closing Date to the extent related to the Business and transferable to Dougherty.

“Prepetition Dougherty Senior Loan Agreement” means that certain Loan and Security Agreement, dated as of June 22, 2006, by and between Company and Dougherty, as amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Dougherty Senior Loan Documents” means the Loan Documents as defined in the Prepetition Dougherty Senior Loan Agreement.

“Prepetition Dougherty Senior Loan Indebtedness” means all of the obligations outstanding under the Prepetition Dougherty Senior Loan Documents, including all pre- and post-petition interest due and owing thereunder (at the contractual default rate) and all unpaid fees and expenses related thereto, in each case at the time of Closing.

“Prepetition First Bank Loan Documents” means the First Bank Revolving Agreements and the First Bank LC Agreements.

“Prepetition First Bank Loan Indebtedness” means all of the obligations outstanding under the Prepetition First Bank Loan Documents, including all pre- and post-petition interest due and owing thereunder (at the contractual default rate) and all unpaid fees and expenses related thereto, in each case as the time of Closing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.2(a).

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

“Removal Election” has the meaning set forth in Section 2.6(a).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Motion” means the motion styled “Motion Pursuant to 11 U.S.C. §§ 105(a), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 for (I) Entry of an Order (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of

Notice of All Procedures, Protections, Schedules and Agreements; and (H) Granting Certain Related Relief; and (II) Entry of an Order (A) Approving the Sale of Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief” and filed with the Bankruptcy Court on February 6, 2009 (Docket No. 622 in the Bankruptcy Case).

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby.

“Scheduled Contracts” means the Contracts of Sellers listed or described in Schedule 1.1(a)-1.

“Seller Parties” means Sellers, their respective Affiliates and the former, current or future equity holders and Representatives of each of the foregoing.

“Sellers” has the meaning set forth in the introductory paragraph.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Successful Bidders” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Title Company” means Commercial Partners Title, LLC, 200 South Sixth Street, Suite 1300, Minneapolis, Minnesota 55402.

“Trade Secrets” means trade secrets and other confidential and proprietary information and know-how.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“VeraSun” has the meaning set forth in the definition of Additional Sellers.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Legal Requirement and the rules and regulations thereunder.

“WIP Purchase Price” has the meaning set forth in Section 2.8(c).

“Work in Progress” means all unfinished ethanol (or ethanol components) still involved in the production process (i.e., not Finished Ethanol) and located in fermentation devices, distillation devices, piping or elsewhere within the Facility, as well as all grains and grain products still involved in the production process (i.e., not yet ready to be marketed as dry, modified or wet distillers grains) and located anywhere within the Facility.

1.2. Other Definitions and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ means U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyers, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyers, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1. Purchase and Sale of Dougherty Acquired Assets

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Dougherty, and Dougherty shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in, to or under the following (collectively the “Dougherty Acquired Assets”):

(a) all of the properties and assets of Sellers (other than the First Bank Acquired Assets and the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, leased, licensed, used or held for use primarily in or relating primarily to the Business, as the same shall exist on the Closing Date, including all right, title and interest of Sellers in, to or under:

(i) all Equipment;

(ii) the Assigned Contracts;

(iii) the Owned Real Property listed or described on Schedule 2.1(a)(iii);

(iv) all Permits and pending applications therefor, in each case to the extent assignable;

(v) all Intellectual Property other than Intellectual Property included in the Excluded Assets;

(vi) all Pre-Paid Expenses;

(vii) all goodwill associated with the Business or the Dougherty Acquired Assets;

(viii) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors or others to the extent relating to the operation of the Business or affecting the Equipment or other tangible Dougherty Acquired Assets;

(ix) to the extent reasonably practicable, all telephone, telex and telephone facsimile numbers and other directory listings relating exclusively to the Facility;

(x) all cash and cash equivalents held in Sellers’ reserve accounts as set forth in Schedule 2.1(a)(x);

(xi) to the extent assignable or transferable in accordance with the terms and conditions of the applicable insurance policies, applicable law or the Sale Order, all proceeds of insurance payable in the event any asset which would have been a Dougherty Acquired Asset has been damaged or destroyed by fire or other cause prior to the Closing Date or prior to the delivery of any such asset hereunder to Dougherty;

(xii) to the extent assignable or transferable in accordance with the terms and conditions of the applicable insurance policies, all refunds and reimbursements received under any insurance policies related to the Business and the Facility;

(xiii) to the extent assignable, all bonds, notes and other similar securities with respect to which Sellers or any of their Affiliates is the holder, payee or other beneficiary (but not an obligor), to the extent issued by any Governmental Authority or other issuer to fund infrastructure improvements or other economic development activities related to the Facility, or the repayment of which is otherwise to be made, directly or indirectly, through any tax payments or other payment obligations that, with respect to any of the foregoing, will become the responsibility (directly or indirectly, whether contractually or otherwise) of Dougherty or any successor owner of the Facility;

(xiv) all computer hardware, software programs, data and associated licenses owned by the Company; and

(xv) all other or additional privileges, rights and interests associated with the Dougherty Acquired Assets described in this Section 2.1(a) of every kind and description and wherever located to the extent that they are used or intended for use primarily in connection with the Business as presently being operated.

(b) the assets of Sellers listed on Schedule 2.1(b);

(c) to the extent payable to the Company, any cash refunds related to the Transfer Taxes and Periodic Taxes payable by Dougherty pursuant to Section 8.1; and

(d) to the extent available and permitted by applicable Legal Requirements, all Documents that relate primarily to any of the Dougherty Acquired Assets specified in Section 2.1(a) or Section 2.1(b), provided that Sellers may retain copies of such Documents.

2.2. Purchase and Sale of First Bank Acquired Assets.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to First Bank, and First Bank shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in, to or under the following (collectively the “First Bank Acquired Assets” and together with the Dougherty Acquired Assets, the “Acquired Assets”):

(a) subject to Section 2.8, all Inventory;

(b) all Accounts Receivable;

(c) to the extent payable to the Company, any cash refunds related to the Transfer Taxes and Periodic Taxes payable by First Bank pursuant to Section 8.1.

2.3. Excluded Assets.

The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the Purchase Price delivered to Sellers pursuant to this Agreement;

(b) all Owned Real Property not listed or described on Schedule 2.1(a)(iii);

(c) all Trade Secrets;

(d) the intellectual property listed or described on Schedule 2.3(d).

(e) other than any cash or cash equivalents forming part of the Dougherty Acquired Assets pursuant to Section 2.1(a)(x), all cash and cash equivalents (including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits) held in (i) the First Bank Account, (ii) the bank account of the Company with Bank of America with ABA Routing Number 026009593 and account number 3755551267, (iii) the bank account of VeraSun with Bank of America with ABA Routing Number 026009593 and account number 3755552884 and (iv) any other bank accounts of the Company (collectively, the “Excluded Cash”);

(f) all capitalized leases other than pursuant to any Assigned Contract;

(g) any shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries;

(h) all minute books, stock ledgers, corporate seals and stock certificates of Sellers;

(i) any Contract that is not an Assigned Contract;

(j) subject to Section 2.1(c) and Section 2.2(d), any Tax refunds or credits;

(k) all telephone, telex and telephone facsimile numbers and other directory listings, other than telephone, telex and facsimile numbers relating exclusively to the Facility and included in Acquired Assets pursuant to Section 2.1(a)(ix);

(l) all Permits and pending applications therefor other than those specified in Section 2.1(a)(iv);

(m) except for any properties or assets of Sellers listed on Schedule 2.1(b) or specified in Section 2.1(d), any properties and assets of Sellers not related primarily to, used primarily in or held for use primarily in the Business;

(n) all insurance policies and rights to proceeds thereof, other than proceeds specified in Section 2.1(a)(xi) and Section 2.1(a)(xii);

(o) subject to Section 8.7, the Avoidance Actions;

(p) all computer hardware, software programs, data and associated licenses owned by either of the Additional Sellers; and

(q) any rights, claims or causes of action of Sellers under this Agreement or any other Transaction Document.

2.4. Assumed Liabilities.

(a) Assumed Liabilities by Dougherty. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Dougherty shall execute and deliver to Sellers an Assumption Agreement pursuant to which Dougherty shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Dougherty Assumed Liabilities”) and no others:

(i) Dougherty Acquired Assets. All Liabilities of Sellers first arising and accruing after the Closing Date with respect to the ownership, use or possession of the Dougherty Acquired Assets or Dougherty’s operation of the Business following the Closing.

(ii) Assigned Contracts. All Liabilities of Sellers under the Assigned Contracts.

(iii) Cure Costs. All Cure Costs.

(iv) Taxes. Sellers’ Liability for Transfer Taxes and Periodic Taxes, as provided in Section 8.1.

(b) Assumed Liabilities by First Bank. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, First Bank shall execute and deliver to Sellers an Assumption Agreement pursuant to which First Bank shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “First Bank Assumed Liabilities” and together with the Dougherty Assumed Liabilities, the “Assumed Liabilities”) and no others:

(i) First Bank Acquired Assets. All Liabilities of Sellers first arising and accruing after the Closing Date with respect to the ownership, use or possession of the First Bank Acquired Assets or First Bank’s operation of the Business following the Closing.

(ii) Taxes. Sellers’ Liability for Transfer Taxes and Periodic Taxes, as provided in Section 8.1.

The assumption by Buyers of their respective Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

2.5. Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyers shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). For the purpose of clarity, and without limitation of the generality of the foregoing, the “Excluded Liabilities” shall include each of the following Liabilities of Sellers other than the Assumed Liabilities:

(a) all indebtedness for borrowed money of Sellers;

(b) subject to Section 8.3(c), all guarantees of third party obligations by Sellers and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;

(c) all Actions and Proceedings pending against Sellers on or before the Closing Date or to the extent relating to the Business or the Acquired Assets prior to the Closing Date even if instituted after the Closing Date;

(d) all Liabilities of Sellers to any owner or former owner of capital stock or warrants, holder of indebtedness for borrowed money, or current or former officer or director of any Seller;

(e) except as set forth in Section 8.4, all Liabilities of Sellers to any former or current employee (including Facility Employees), including: (i) for salary, wages, benefits, vacation, supplies or overhead and, (ii) arising out of acts or omissions with respect to any employee benefit plan of Sellers, employee practices or programs, including employee claims of wrongful discharge or discrimination, (iii) severance liabilities, (iv) obligations of Sellers under employment contracts, (v) any change of control amounts payable to any employees as a result of the transactions contemplated by this Agreement, and (vi) under the WARN Act;

(f) drafts or checks outstanding at the Closing;

(g) subject to Section 2.6(c), any claims to the extent related to Excluded Assets, including Contracts that are not Assigned Contracts;

(h) obligations under any futures contracts, options on futures, swap agreements or forward sale agreements entered into by Sellers;

(i) Liabilities arising out of the use, storage or Release of any Hazardous Substance at or from the Owned Real Property at any time prior to Closing, and Liabilities arising out of any violation by Sellers of any Environmental, Health and Safety Laws;

(j) any brokerage or finders’ fees or agents’ commissions or other similar payment, including any success fees approved by the Bankruptcy Court in connection with the Bankruptcy Case, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which the Seller Parties are or will become liable;

(k) subject to Section 2.4(a)(iv), Section 2.4(b)(ii) and Section 8.1, all Taxes imposed on the Business and the Acquired Assets; and

(l) subject to Section 2.4(a)(ii), Section 2.4(a)(iii), Section 2.4(a)(iv), Section 2.4(b)(ii) and Section 8.1, other Liabilities relating to the conduct of the Business or to the Acquired Assets (and the use thereof) arising or accruing at any time on or prior to the Closing Date.

2.6. Designation of Assigned Contracts; Cure Costs.

(a) Prior to the Designation Deadline, Dougherty shall designate by notices to Sellers (such notices to be signed and dated by Dougherty) each of the Scheduled Contracts, if any, that Dougherty elects to (i) have assumed and assigned to it as an Assigned Contract effective as of the Designation Deadline (each, an “Assignment Election”) or (ii) have irrevocably removed from Schedule 1.1(a)-1 as a Scheduled Contract (a “Removal Election”). Dougherty and Sellers shall cause each of the Scheduled Contracts for which Dougherty delivers an Assignment Election prior to the Designation Deadline to be assumed and assigned to

Dougherty pursuant to one or more contract assignment and assumption agreements, in the form attached hereto as Exhibit E, duly executed by the applicable Sellers and Dougherty. Upon delivery of a Removal Election by Dougherty with respect to any Scheduled Contract, such Contract shall no longer be deemed a Scheduled Contract under this Agreement for any purpose.

(b) Sellers shall be responsible for the verification of all Cure Costs and submission of all Cure Notices for each Assigned Contract and for the Scheduled Contracts, including all administrative responsibilities associated therewith, in the Bankruptcy Case and otherwise, and shall use reasonable efforts to establish the proper Cure Cost, if any, for each Assigned Contract (as soon as practicable and in all events prior to the Designation Deadline, where possible), including taking all reasonable actions with respect to the filing and prosecution of any pleadings and proceedings in the Bankruptcy Court and the service and delivery of any related notices or pleadings. Dougherty agrees to promptly satisfy all Cure Costs, as and when such Cure Costs become due, in respect of Assigned Contracts for which all necessary consents and/or Bankruptcy Court approval to transfer have been obtained.

(c) With respect to any Scheduled Contract for which Dougherty either (i) has not delivered a Removal Election or (ii) has not delivered an Assignment Election on or prior to the Closing Date, Dougherty shall pay to the counterparty under such Scheduled Contract any amounts due and payable for services rendered, goods provided or benefits obtained by Dougherty thereunder after the Closing Date and prior to the Designation Deadline. After the Designation Deadline, Sellers may in their sole and absolute discretion, subject to applicable Legal Requirements, assume, assign or reject any Contract other than an Assigned Contract. Sellers may in their sole and absolute discretion, subject to applicable Legal Requirements, assume, assign to a third party or reject any Scheduled Contract with respect to which a Removal Election has been delivered by Dougherty upon receipt of such Removal Election by Sellers.

(d) From the Effective Date through and including the Designation Deadline, (i) Sellers shall maintain and perform all Liabilities required to be performed under each Assigned Contract and each of the Scheduled Contracts, subject to Section 2.6(c), and (ii) Sellers shall not reject any Assigned Contract or any of the Scheduled Contracts unless otherwise agreed to in writing by Dougherty.

(e) From the Effective Date through the date that is seven (7) Business Days prior to Closing, Dougherty shall have the right to elect, by written notice to Sellers, to move any Contract other than an Approved Contract from Schedule 1.1(a) to Schedule 1.1(a)-l.

2.7. Assignment of Acquired Assets.

To the maximum extent permitted by the Bankruptcy Code, the Dougherty Acquired Assets and the First Bank Acquired Assets shall be assumed by and assigned to Dougherty and First Bank, respectively, pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in the Sale Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would be legally invalid. If with respect to any Acquired Asset such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code other than as a result of the failure to pay Cure Costs (other than Cure Costs to be paid by Dougherty pursuant to Section 2.6), then such Acquired Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the Purchase Price. In the case of licenses, certificates, approvals, authorizations, leases, Contracts and other commitments included in the Acquired Assets (i) that cannot be transferred or assigned without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at the appropriate Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with such Buyer in endeavoring to obtain such consent and, if any such consent is not obtained, Sellers shall, following the Closing, at such Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with such Buyer in all reasonable respects to provide to such Buyer the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, following the Closing, at such Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with such Buyer to provide to such Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 2.7 shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of a Buyer for which funds in the full amount of such expenditure or obligation are not provided to Sellers by a Buyer in advance in cash or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

2.8. Option to Purchase Inventory.

(a) Dougherty shall have the right and option, in its sole discretion (the “Option”), to purchase all or any portion of the Inventory (such acquired portion, the “Acquired Inventory”) from the Sellers at the Closing. Dougherty may exercise the Option by delivering written notice to the Company and First Bank no later than one Business Day prior to the Closing Date that Dougherty is exercising the Option. If Dougherty exercises the Option, then on the Closing Date (i) Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Dougherty, and Dougherty shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in, to or under the Acquired Inventory and (ii) the Acquired Inventory shall be deemed to be a “Dougherty Acquired Asset” for purposes of this Agreement. The exercise by Dougherty of the Option shall be irrevocable and binding upon Dougherty, Sellers and First Bank with respect to their respective obligations hereunder.

(b) The purchase price for the Acquired Inventory, other than Work in Progress (the “Inventory Purchase Price”), shall be an amount equal to the fair market value of the Acquired Inventory on the Business Day prior to the Closing Date, as mutually agreed among Dougherty, Sellers and First Bank or, if they are unable to agree, as determined by an appraisal firm mutually acceptable to Dougherty, Sellers and First Bank; provided, however, that Dougherty, Sellers and First Bank hereby agree that the fair market value for any Spare Parts or Supplies included in the Acquired Inventory (and exclusive of any other Acquired Inventory, including the Work in Progress) shall be as set forth in the that certain Marion Ethanol Plant Audit, dated March 10, 2009, submitted by Jeffrey G. See. At the Closing, Dougherty shall pay the Inventory Purchase Price directly to First Bank by wire transfer of immediately available funds to an account specified by First Bank and such payment shall be retained by First Bank and shall be considered to have been constructively received by the Sellers and satisfy Dougherty’s payment obligation therefor.

(c) The purchase price for the Work in Progress (the “WIP Purchase Price”) shall be an amount equal to (i) all amounts received by Dougherty from the sale of the Finished Ethanol and distillers grains that Dougherty produces from such Work in Progress minus (ii) all costs and expenses incurred by Dougherty to process such Work in Progress and produce the Finished Ethanol and distillers grains. Promptly following Dougherty’s sale of the Finished Ethanol and distillers grains produced from the Work in Progress, Dougherty shall pay First Bank the WIP Purchase Price by wire transfer of immediately available funds to an account specified by First Bank and such payment shall be retained by First Bank and shall be considered to have been constructively received by the Sellers and satisfy Dougherty’s payment obligation therefor. Notwithstanding the foregoing, the Buyers agree and acknowledge that the WIP Purchase Price shall be paid to First Bank by Dougherty according to the following timeline: (i) with respect to any Finished Ethanol and distillers grains produced from the Work in Progress that is sold within thirty (30) days following the Closing, the WIP Purchase Price shall be paid on the thirtieth (30th) day following the Closing and (ii) with respect to any Finished Ethanol and distillers grains produced from the Work in Progress that is sold after the thirty (30) day period following the Closing, the WIP Purchase Price shall be paid within three (3) Business Days following Dougherty’s sale of such Finished Ethanol and distillers grains.

(d) If Dougherty does not exercise the Option to purchase the Work in Progress, then First Bank will cause, at its sole cost and expense, all Work in Progress to be removed from the Facility within thirty (30) days following the Closing Date. If First Bank does not cause all Work in Progress to be removed from the Facility within thirty (30) days following the Closing Date, then Dougherty may choose to process all remaining Work in Progress and sell the resulting Finished Ethanol and distillers grains, in which case Dougherty will deliver to First Bank an amount equal to (i) all amounts received by Dougherty from the sale of such Finished Ethanol and distillers grains minus (ii) an amount equal to two (2) times the amount of all costs and expenses incurred by Dougherty to process such Work in Progress and produce such Finished Ethanol and distillers grains.

2.9. Covenant Not to Sue.

The parties acknowledge that certain Trade Secrets owned by or licensed to Sellers exist in the Facility or in the knowledge of the individuals employed at the Facility as of the Closing Date. Sellers shall not, and shall not authorize or cause any third party to, challenge Dougherty’s or its Affiliates’ use of such Trade Secrets for any purpose. Buyers acknowledge that Sellers may use or permit others to use such Trade Secrets for any purpose, and Buyers shall not challenge such use.

2.10. Further Assurances.

At the Closing, and at all times thereafter as may be necessary, Sellers shall execute and deliver to Dougherty and First Bank such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Dougherty and First Bank good and indefeasible title to the Dougherty Acquired Assets and the First Bank Acquired Assets, respectively, free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Dougherty of the Assigned Contracts, and each of Sellers, on the one hand, and Buyers, on the other hand, shall use their reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement; provided that nothing in this Section 2.10 shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of any Buyer or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

ARTICLE 3.

PURCHASE PRICE

3.1. Purchase Price for Dougherty Acquired Assets.

(a) The purchase price (the “Dougherty Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Dougherty Acquired Assets shall be equal to the sum of:

(i) the amount of $86,105,522.90 owing by Sellers to Dougherty pursuant to the Prepetition Dougherty Senior Loan Documents as of the Closing Date; plus

(ii) cash in the aggregate amount of (A) the administrative expenses related to the Facility incurred by the Sellers prior to the Closing Date, to the extent that such administrative expenses are unpaid as of the Closing Date (for the avoidance of doubt the amount of any checks written by any Seller on or prior to the Closing Date to meet such administrative expenses that have not been cashed prior to the Closing Date shall be considered “unpaid”), as set forth on and limited by the budget attached hereto as Schedule 3.1(a)(ii) (as updated pursuant to Section 7.14 hereto, the “Administrative Expense Budget”) plus (B) $200,000.00 minus (C) the Excluded Cash (such amount as calculated pursuant to clauses (A), (B) and (C) above, the “Cash Consideration”); plus

(iii) the Inventory Purchase Price and WIP Purchase Price, if and to the extent paid by Dougherty to First Bank; plus

(iv) the assumption of the Dougherty Assumed Liabilities.

(b) For the avoidance of doubt, the Cash Consideration shall not include Cure Costs which also constitute administrative expense claims pursuant to Section

503(b)(9) of the Bankruptcy Code which shall instead be assumed by Dougherty as Dougherty Assumed Liabilities and paid to the applicable counterparties of Assigned Contracts in accordance with Section 2.6 hereof.

(c) At the Closing, Dougherty shall pay to Sellers in cash by wire transfer of immediately available funds the Cash Consideration in accordance with Section 4.2.

(d) The portion of the Dougherty Purchase Price contemplated by Section 3.1(a)(i) shall be paid by Dougherty pursuant to a Bankruptcy Code Section 363(k) credit bid (the “Dougherty Credit Bid”).

3.2. Purchase Price for First Bank Acquired Assets.

(a) The purchase price (the “First Bank Purchase Price” and together with the Dougherty Purchase Price, the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the First Bank Acquired Assets shall be equal to the amount of $7,000,000 owing by Sellers to First Bank pursuant to the First Bank Revolving Agreements as of the Closing Date.

(b) The First Bank Purchase Price shall be paid by First Bank pursuant to a Bankruptcy Code Section 363(k) credit bid (the “First Bank Credit Bid” and together with the Dougherty Credit Bid, the “Credit Bids”).

3.3. Discharge of Assumed Liabilities From and After the Closing.

Dougherty and First Bank shall pay, perform or satisfy the Dougherty Assumed Liabilities and the First Bank Assumed Liabilities, respectively, from time to time and as such Dougherty Assumed Liabilities and First Bank Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

3.4. Allocation of Purchase Price.

Within forty-five (45) days after the Closing, each Buyer shall deliver to Sellers for Sellers’ review and approval allocation schedules (the “Allocation Schedules”) allocating such Buyer’s Purchase Price, including such Buyer’s Assumed Liabilities that are liabilities for federal income Tax purposes, among such Buyer’s Acquired Assets. The Allocation Schedules shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Sellers agree that, following their approval of each Allocation Schedule, such approval not to be unreasonably withheld, Sellers shall sign each Allocation Schedule and return an executed copy thereof to the Buyer that provided such Allocation to Sellers, it being understood and agreed that on or before the twentieth (20th) Business Day following their receipt of each Allocation Schedule from any Buyer as herein provided, Sellers shall either deliver an executed copy thereof to such Buyer or, in the event that Sellers shall have objections to all or any portion of the Allocation Schedules, Sellers shall deliver to such Buyer a written objection to such Allocation Schedule, which written objection shall set forth in reasonable detail the basis for the objections of Sellers thereto. In the event that Sellers shall deliver to any Buyer a written objection to any Allocation Schedule delivered by such Buyer, Sellers and such Buyer shall thereafter work in good faith to resolve any and all objections set forth therein and, upon such resolution, shall promptly execute and deliver to the other a signed copy of such Allocation Schedule reflecting such resolution. If Sellers and any Buyer are unable to resolve any material differences with regard to the allocation of the such Buyer’s Purchase Price within fifteen (15) Business Days after Sellers’ delivery of such written objection, then any disputed matters will be finally and conclusively determined by an independent certified public accounting firm or independent certified appraisal firm (the “Allocation Arbiter”) mutually agreed upon by such Buyer and Sellers (such agreement not be unreasonably withheld or delayed by such Buyer or Sellers). In the event of a dispute as described in the foregoing sentence, such Buyer and Sellers shall instruct the Allocation Arbiter to promptly, but not later than fifteen (15) days after its acceptance of appointment, determine (based solely upon representations of such Buyer and Sellers and not by independent review) only those matters in dispute and render a written report as to the disputed matters and the resulting allocation. Such a determination by the Allocation Arbiter shall, absent manifest error, be conclusive and binding on such Buyer and Sellers, and, upon such determination, such Buyer, on the one hand, and Sellers, on the other hand, shall promptly execute and deliver to the other a signed copy of the Allocation Schedules reflecting such determination; the Allocation Arbiter’s fees and expenses shall be borne equally by such Buyer, on the one hand, and Sellers, on the other hand. Buyers and Sellers will each file IRS Forms 8594, and all Tax Returns, in accordance with the Allocation Schedules that are established pursuant to the terms of this Section 3.4. Sellers, on the one hand, and Buyers, on the other hand, each agrees to provide the other promptly with any other information required to complete IRS Forms 8594.

ARTICLE 4.

CLOSING

4.1. Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (other than those pertaining to Scheduled Contracts for which an Assignment Election is made by Dougherty after the Closing) contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois no later than the third (3rd) Business Day following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyers and Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

4.2. Payment on the Closing Date.

Subject to satisfaction or (if permissible) waiver of the conditions set forth in Article 9 and Article 10, at the Closing, Dougherty shall pay the Cash Consideration in cash by wire transfer of immediately available funds to the accounts specified on Schedule 4.2, which Schedule shall be delivered by Sellers to Dougherty on or prior to the Closing Date.

4.3. Dougherty’s Deliveries.

At the Closing, Dougherty shall deliver or cause to be delivered the following:

(a) to Sellers, the Cash Consideration in accordance with Section 4.2;

(b) to Sellers and First Bank, a copy of Dougherty’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Delaware;

(c) to Sellers and First Bank, a copy of Dougherty’s limited liability company agreement as in effect on the Closing Date;

(d) to Sellers and First Bank, a certificate of good standing of Dougherty issued as of a recent date by the Secretary of State of the State of Delaware;

(e) to Sellers and First Bank, a certificate of an authorized manager of Dougherty, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and First Bank, as to (i) there having been no amendments to the certificate of formation of Dougherty since the date of the certified certificate of formation delivered pursuant to Section 4.3(b); (ii) Dougherty’s authorization to execute and perform its obligations under the Transaction Documents to which Dougherty is a party; and (iii) incumbency and signatures of the managers of Dougherty executing the Transaction Documents;

(f) to Sellers and First Bank, an Assumption Agreement with respect to the Dougherty Assumed Liabilities, duly executed by Dougherty;

(g) to Sellers, executed counterparts of one or more contract assignment and assumption agreements with respect to each of the Assigned Contracts that is a Pre-Closing Designated Contract, in the form attached hereto as Exhibit E, assigning to Dougherty or a Participant Designee (if Dougherty assigns its rights to such Participant Designee in accordance with Section 12.6) all of Sellers’ right, title and interest in and to such Assigned Contracts;

(h) to Sellers and First Bank, as applicable, each other Transaction Document to which Dougherty is a party, duly executed by Dougherty;

(i) to Sellers, the certificates of Dougherty to be received by Sellers pursuant to Sections 10.1 and 10.2; and

(j) to Sellers, such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Dougherty Assumed Liabilities to Dougherty.

4.4. First Bank’s Deliveries.

At the Closing, First Bank shall deliver or cause to be delivered the following:

(a) to Sellers and Dougherty, a copy of First Bank’s articles of incorporation, certified as of a recent date by the Secretary of State of the State of South Dakota;

(b) to Sellers and Dougherty, a certificate of good standing of First Bank issued as of a recent date by the Secretary of State of the State of South Dakota;

(c) to Sellers and Dougherty, a certificate of an authorized officer of First Bank, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and Dougherty, as to (i) there having been no amendments to the articles of incorporation of First Bank since the date of the certified articles of incorporation delivered pursuant to Section 4.4(a); (ii) First Bank’s authorization to execute and perform its obligations under the Transaction Documents to which First Bank is a party; and (iii) incumbency and signatures of the officers of First Bank executing the Transaction Documents;

(d) to Sellers and Dougherty, an Assumption Agreement with respect to the First Bank Assumed Liabilities, duly executed by First Bank;

(e) to Sellers and Dougherty, as applicable, each other Transaction Document to which First Bank is a party, duly executed by First Bank;

(f) to Sellers, the certificates of First Bank to be received by Sellers pursuant to Sections 10.1 and 10.2; and

(g) to Sellers, such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the First Bank Assumed Liabilities to First Bank.

4.5. Sellers’ Deliveries to Dougherty.

At the Closing, Sellers shall deliver to Dougherty:

(a) a Bill of Sale with respect to the Dougherty Acquired Assets, the Deeds and each other Transaction Document to which any Seller and Dougherty or a Participant Designee is a party, duly executed by the applicable Sellers;

(b) executed counterparts of the contract assignment and assumption agreement(s) referenced in Section 4.3(g);

(c) with respect to the Owned Real Property, possession of the Owned Real Property, together with any and all keys, access cards, security passcodes and combinations, any existing surveys, legal descriptions and title policies concerning the Owned Real Property that are in the possession of Sellers;

(d) a certified copy of the Sale Order;

(e) the certificates of Sellers to be received by Dougherty pursuant to Sections 9.1 and 9.2;

(f) certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(g) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Dougherty, as Dougherty may reasonably request to vest in Dougherty all the right, title and interest of Sellers in, to or under any or all the Dougherty Acquired Assets. Without limiting the generality of the foregoing, (i) all deeds conveying an interest in Owned Real Property shall include (A) a limited warranty of title in form and substance as may be required in the jurisdiction in which the Owned Real Property is located to convey fee ownership (or as otherwise reasonably required by a title insurance company as the basis for issuing an owner’s policy of title insurance on such Owned Real Property), (B) all fixtures and improvements located thereon; and (C) each Seller’s right, title and interest in and to all rights, benefits, privileges, easements, tenements, hereditaments, appurtenances and interests benefiting such Owned Real Property and (ii) each deed delivered pursuant to clause (i) above shall be supplemented by a quitclaim deed conveying the applicable Seller’s right, title and interest, if any and without warranty, in and to all of the following: (A) any land in the bed of any highway, street, road, avenue, access way or easement, open or proposed in front of, at the side of, or adjoining the Owned Real Property; (B) any adjacent vaults or alleys, in any strips or gores of land adjoining the Owned Real Property, and any consent to encroachment relating to the Owned Real Property; (C) any rights-of-way, rights of ingress or egress, or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting, or adjoining the Owned Real Property, and any unpaid awards to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (D) any rights-of-way, drainage facilities, utility facilities, and any and all easements across or adjacent to the Owned Real Property, existing or abandoned; (E) all sewage treatment capacity and water capacity and other utility capacity, commitments or allocations to serve the Owned Real Property; (F) all oil, gas, and other minerals in, on, or under, and that may be produced from the Owned Real Property; (G) any land adjacent or contiguous to, or a part of the Owned Real Property, whether those lands are owned or claimed by deed, limitations, estoppel or otherwise, and whether or not they are located inside or outside the description given of the Owned Real Property herein, or whether or not they are held under fence by Sellers, or whether or not they are located on a survey; (H) any reversionary rights of Sellers attributable to the Owned Real Property; and (I) any rights Sellers may have to enforce any covenants, conditions, restrictions or other stipulations set forth in any deed, declaration, easement or other instrument affecting any real property situated proximate to the Owned Real Property or previously owned, in whole or in part, by Sellers or any of their predecessors; and

(h) such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Dougherty to acquire, at Dougherty’s sole election and Dougherty’s sole cost and expense, one or more owner policies of title insurance issued by the Title Company covering the Facility in form and substance reasonably acceptable to Sellers.

4.6. Sellers’ Deliveries to First Bank.

At the Closing, Sellers shall deliver to First Bank:

(a) a Bill of Sale with respect to the First Bank Acquired Assets and each other Transaction Document to which any Seller and First Bank is a party, duly executed by the applicable Sellers;

(b) a certified copy of the Sale Order;

(c) the certificates of Sellers to be received by First Bank pursuant to Sections 9.1 and 9.2; and

(d) such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to First Bank, as First Bank may reasonably request to vest in First Bank all the right, title and interest of Sellers in, to or under any or all the First Bank Acquired Assets.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Additional Sellers (but only with respect to Sections 5.1, 5.2, 5.3, 5.6, 5.7(a), 5.8, 5.12 and 5.13) and the Company represent and warrant to each of the Buyers (but solely to Dougherty with respect to Sections 5.4, 5.5, 5.9, 5.10, 5.11 and 5.12(a)) as follows, except as disclosed in the schedules attached hereto:

5.1. Organization and Good Standing.

Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2. Authority; Validity; Consents.

Each Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or limited liability company action. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval, except (x) as may be required to comply with the HSR Act, (y) for entry of the Sale Order and (z) for notices, filings and consents required in connection with the Bankruptcy Case, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

5.3. No Conflict.

When the consents and other actions described in Section 5.2, including requisite Bankruptcy Court approval, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Sellers under (a) any agreement, indenture, or other instrument to which any Seller is bound, (b) the certificate of incorporation, bylaws or other governing documents of any Seller, (c) any Order or (d) any Legal Requirement, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.4. Real Property.

(a) Subject to Section 7.12, Schedule 5.4(a)-1 lists all real property which is owned by the Company (together with all written easements, licenses and appurtenances benefiting such owned real property, collectively, the “Owned Real Property”). As of the Effective Date, the Company does not lease any real property from any third party. As of the Effective Date, the Company does not lease any interest in any Owned Real Property to any third party.

(i) The Company has not received notice of, and, to the Company’s Knowledge, there is no threatened (A) condemnation, eminent domain, expropriation or similar Proceeding affecting the Owned Real Property, (B) Proceeding to change the zoning classification of any portion of the Owned Real Property or (C) imposition of any special assessments for public betterments affecting the Owned Real Property, which in the case of each of clauses (A), (B) and (C) would, individually or in the aggregate, have a Material Adverse Effect.

(ii) The Owned Real Property as used by the Company and, to the Company’s Knowledge, as used by any third parties, and the present uses of the Owned Real

Property by the Company and, to the Company’s Knowledge, third parties, are in compliance with, and not in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Legal Requirement, except for such instances of noncompliance, default or violation that would not have, individually or in the aggregate, a Material Adverse Effect.

(b) After giving effect to any updates to legal descriptions in Schedule 5.4(a)-1 pursuant to Section 7.12, Schedule 5.4(a)-1 lists all of the fee and leasehold real property interests comprising the Facility and all other real property interests necessary to continue to operate the Facility in a manner materially consistent with the Company’s past practices (including the use of unit trains, where applicable).

5.5. Environmental and Health and Safety Matters.

Except as set forth on Schedule 5.5, or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the current operations of the Business comply with all Legal Requirements concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”), and the Company has not received notice alleging that the activities of the Business are in violation of any Environmental Health and Safety Laws, nor does the Company have any unresolved citations alleging any violations of Environmental, Health and Safety Laws;

(b) to the Company’s Knowledge, there has been no Release of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at, on or under any of the Owned Real Property, and none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended, or any similar state or local Legal Requirement;

(c) neither the Facility nor any aspect of the Business is subject to any consent decree or other Order with or from any Governmental Authority under any Environmental, Health and Safety Laws;

(d) all Permits required to be obtained or filed by the Company under any Environmental, Health and Safety Laws in connection with the Acquired Assets as normally operated prior to Closing have been duly obtained or filed and are valid and in full force and effect; and

(e) the Company has made available or provided Dougherty with copies of all material documents, records and information in the Company’s possession concerning the condition of the environment at each parcel of the Owned Real Property, whether generated by the Company or others, including environmental audits and environmental site assessments.

5.6. Title to Acquired Assets.

Immediately prior to Closing, Sellers will have, and, upon delivery to Dougherty and First Bank on the Closing Date of the instruments of transfer contemplated by Sections 4.5 and 4.6, respectively, and subject to the terms of the Sale Order and Section 2.7, Sellers will thereby transfer to Dougherty and First Bank, good title to, or, in the case of property leased or licensed by Sellers, a valid leasehold or licensed interest in, all of the Dougherty Acquired Assets and First Bank Acquired Assets, respectively, free and clear of all Encumbrances, except (a) for the Dougherty Assumed Liabilities and First Bank Assumed Liabilities, respectively, and (b) for Permitted Encumbrances.

5.7. Taxes.

(a) Sellers have each timely filed all federal income tax and other material Tax Returns required to be filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted to Sellers), and, except as set forth on Schedule 5.7(a), all Taxes due and payable, whether or not shown to be payable on such Tax Returns, have been paid, except for any unpaid Taxes which are specified in Section 8.1(b) to be paid at Closing or assumed by Buyers and paid after Closing. Except as set forth on Schedule 5.7(a), (i) no material examination of any such Tax Return of Sellers is currently in progress by any Governmental Authority and no Seller has received notice of any contemplated examination of any such Tax Return; (ii) no material adjustment has been proposed in writing with respect to any such Tax Returns for the last five (5) fiscal years by any Governmental Authority; and (iii) no material claim has been made in writing within the last five (5) years by any Governmental Authority in a jurisdiction where Sellers do not file Tax Returns to the effect that such filings may be required with respect to the Business or the Acquired Assets by that jurisdiction.

(b) Schedule 5.7(b)-1 lists all material federal, state and local Tax credit and Tax incentive programs that the Company has participated in for the past five years in jurisdictions in which the Acquired Assets are located, as well as all agreements between the Company and Governmental Authorities related thereto. Except as set forth on Schedule 5.7(b)-2, the Company is not in default under, nor does there exist any condition which, with the giving of notice or passage of time would constitute a default by the Company under, any agreement with any Governmental Authority that provides for or results in a reduction, rebate or exemption from Taxes or any other form of Tax incentive applicable to any Facility or the Business, except for such defaults or conditions which would not, individually or in the aggregate, have a Material Adverse Effect.

5.8. Legal Proceedings.

Except for the Bankruptcy Case and as set forth on Schedule 5.8, as of the Effective Date, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller with respect to the Acquired Assets or the Business or that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would have, individually or in the aggregate, a Material Adverse Effect.

5.9. Compliance with Legal Requirements; Permits.

Except as set forth in Schedule 5.9, and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not in violation of any Legal Requirement applicable to the operation of the Business and holds all Permits required for the Company to conduct the Business as it is currently conducted. Notwithstanding the foregoing, this Section 5.9 shall not apply to employment matters, intellectual property, Taxes or environmental and health and safety matters, which are the subject exclusively of the representations and warranties in Section 5.10, Section 5.11, Section 5.7 and Section 5.5, respectively.

5.10. Employment Matters.

(a) There are no collective bargaining agreements to which the Company or its Affiliates are a party relating to any Facility Employee. There is no pending or, to the Company’s Knowledge, threatened, strike, slowdown, picketing or work stoppage, and there is no pending application for certification of a collective bargaining agent involving the Company and any Facility Employee.

(b) Schedule 5.10 specifies the position and status of each of the Facility Employees as of the Effective Date. None of the Facility Employees is subject to any sort of employment agreement, whether written or oral.

5.11. Company’s Intellectual Property.

(a) Schedule 5.11(a) sets forth a true and complete list of all U.S. and foreign (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for Trademarks; and (iii) registered Copyrights and pending applications for Copyrights, in each case which are owned by the Company as of the Effective Date and which are included in and material to the Dougherty Acquired Assets. Except as set forth on Schedule 5.11(a), the Company is the sole owner of all of the applications and registrations set forth on Schedule 5.11(a), and all such applications and registrations are in effect and subsisting.

(b) Except as disclosed on Schedule 5.11(b), and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Company’s Knowledge, (i) the conduct of the Business by the Company as currently conducted (including the products and services currently sold or provided by the Company) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against the Company, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company, and no such claims are pending or threatened in writing against any Person by the Company.

(c) The Dougherty Acquired Assets and any rights provided to Buyers pursuant to the Transaction Documents include all third party intellectual property rights necessary for Dougherty to operate the Facility substantially in the manner in which it is presently operated and to otherwise conduct the Business substantially as it is presently being conducted by the Company.

5.12. Sufficiency of Assets.

Except as set forth on Schedule 5.12, to Sellers’ Knowledge, (a) the Dougherty Acquired Assets, together with Sellers’ agreements under this Agreement and the other Transaction Documents, will, as of the Closing Date, constitute all of the material assets and rights necessary for Dougherty to conduct the Business substantially as presently conducted and (b) none of the Acquired Assets is owned by any Person other than Sellers.

5.13. Brokers or Finders.

Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyers are or will become liable.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each of the Buyers, severally and not jointly, represents and warrants to Sellers and the other Buyer as follows:

6.1. Organization and Good Standing.

Such Buyer is (a) in the case of Dougherty, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) in the case of First Bank, a banking corporation, duly organized, validly existing and in good standing under the laws of the State of South Dakota. Such Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2. Authority; Validity; Consents.

Such Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate action. This Agreement has been duly and validly executed and delivered by such Buyer and each other Transaction Document to which such Buyer is a party will be duly and validly executed and delivered by such Buyer at the Closing. This Agreement and the other Transaction Documents to which such Buyer is a party constitute the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as may be required to comply with the HSR Act, such Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, affect such Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.3. No Conflict.

When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of such Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of formation, the limited liability company agreement or the articles of incorporation of such Buyer, as applicable, (c) any Order or (d) any Legal Requirement.

6.4. Availability of Funds.

Such Buyer has, and at the Closing will have, sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay the Dougherty Purchase Price (in the case of Dougherty) or the First Bank Purchase Price (in the case of First Bank) and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement (including satisfying the Assumed Liabilities) and the other Transaction Documents.

6.5. Credit Bids.

Such Buyer holds the requisite authority to consummate the Dougherty Credit Bid (in the case of Dougherty) or the First Bank Credit Bid (in the case of First Bank) set forth in Section 3.1 and Section 3.2 hereof, as applicable.

6.6. Litigation.

There are no Proceedings pending or, to the knowledge of such Buyer, threatened, that would affect such Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.7. Brokers or Finders.

Neither such Buyer nor any Person acting on behalf of such Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller or the other Buyer is or will become liable.

6.8. Buyer’s Acknowledgment.

Such Buyer is not aware of any facts or circumstances that (with or without notice or lapse of time or both) would cause any representations or warranties of Sellers or the other Buyer to be untrue or incorrect in any respect.

ARTICLE 7.

ACTION PRIOR TO THE CLOSING DATE

7.1. Investigation of the Business by Buyers.

After the Effective Date and prior to the Closing Date, Sellers shall, in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers and each Buyer, (a) afford such Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Acquired Assets and the Assumed Liabilities to the extent such Buyer reasonably deems necessary, and permit such Buyer and its authorized Representatives to make copies of such materials, (b) furnish to such Buyer or its authorized Representatives such additional information concerning the Acquired Assets of such Buyer, the Business and the Assumed Liabilities of such Buyer as shall be reasonably requested by such Buyer or its authorized Representatives and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with such Buyer in its investigation; provided that such Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to Mark Dickey, General Counsel, as Sellers’ designated representative, or to such other individuals as Mr. Dickey may designate from time to time to receive such requests. Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege.

7.2. Operations Prior to the Closing Date.

Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2 or any other Schedule as of the date hereof, (x) with the prior written consent of Buyers (which consent shall not be unreasonably withheld or delayed), (y) as required by, arising out of, relating to or resulting from the Filings or otherwise approved by the Bankruptcy Court and (z) as otherwise required by Legal Requirements, after the Effective Date and prior to the Closing Date:

(a) Sellers shall:

(i) carry on the Business in the ordinary course, taking into account Sellers’ status as debtors in possession and “hot idle” mode of operations (unless Buyers provide funding to operate a different level of mode of operation);

(ii) maintain their books, accounts and records in accordance with past custom and practice;

(iii) use reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain their relationships with and preserve for the Business the goodwill of their key suppliers and customers;

(iv) use reasonable efforts, taking into account Sellers’ status as debtors in possession, to (A) comply in all material respects with all Legal Requirements with respect to the conduct of the Business, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to Assigned Contracts and Scheduled Contracts and (C) maintain in full force and effect all Permits;

(v) use reasonable efforts, taking into account Sellers’ status as debtors in possession, to cause any of their current property insurance policies with respect to the Facility or any of the other Dougherty Acquired Assets not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; and

(vi) use reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain in full force and effect the existence of all material Intellectual Property owned by Sellers and included in the Dougherty Acquired Assets.

(b) Sellers shall not:

(i) other than the sale of Inventory in the ordinary course of business and other than the incurrence of Encumbrances pursuant to any debtor-in-possession financing of Sellers that is approved in writing by Buyers (none of which Encumbrances shall burden or otherwise affect any of the Acquired Assets as of the Closing after giving effect to the Sale Order), sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on any material portion of the Acquired Assets;

(ii) fail to use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain the tangible Acquired Assets in their present condition, reasonable wear and tear excepted;

(iii) amend any of the Scheduled Contracts or any Contract included in the Dougherty Acquired Assets other than non-material amendments made in the ordinary course;

(iv) grant to any Facility Employee any increase in compensation except in the ordinary course of Sellers’ business and consistent with past practice; or

(v) enter into any agreement or commitment to take any action prohibited by this Section 7.2.

7.3. HSR Act; Reasonable Efforts.

(a) Subject to Section 7.3(c), as soon as reasonably practicable (and, in any event, within five (5) Business Days) following the Effective Date, Sellers, on the one hand, and Buyers, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Each of Buyers, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall, subject to Section 7.3(d), take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Dougherty shall be responsible for payment of the applicable filing fee under the HSR Act and for payment of all reasonable costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of any antitrust filings.

(b) In addition to the actions to be taken under Section 7.3(a), but subject to Section 7.3(d), Sellers, on the one hand, and Buyers, on the other hand, shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, (ii) the obtaining, at the earliest practicable date, of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(c) Sellers, on the one hand, and Buyers, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of Buyers, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(d) Notwithstanding anything in this Agreement to the contrary, neither Buyers nor their respective Affiliates nor Sellers shall be required to (i) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, properties, assets, rights, products or businesses of Buyers (or any of their respective Affiliates, if applicable), or the Business, or (ii) permit or suffer to be imposed any other restrictions on the activities of Buyers or their respective Affiliates or the Business.

7.4. Bankruptcy Court Approval.

(a) Sellers and Buyers acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. Sellers and Buyers acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court and (ii) Buyers must provide adequate assurance of future performance under the to-be-assigned leases and executory Contracts.

(b) In the event an appeal is taken or a stay pending appeal is requested, from either the Bidding Procedures Order or the Sale Order, Sellers shall immediately notify Buyers of such appeal or stay request and shall provide to Buyers promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyers with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c) From and after the Effective Date and prior to the Closing or the termination of this Agreement in accordance with Section 11.1, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Bidding Procedures Order or this Agreement. If Buyers are the Successful Bidders at the Auction, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

7.5. Bankruptcy Filings.

From and after the Effective Date and until the Closing Date, Sellers shall deliver to Buyers copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that are filed in the Bankruptcy Case at the time of their filing, but with respect to any such papers that Sellers may file that relate, in whole or in part, to this Agreement, or to Buyers or their respective agents or representatives, Sellers shall use reasonable efforts to provide such prior notice as may be reasonable under the circumstances before the filing of such papers. Sellers’ inadvertent failure to comply with this Section 7.5 shall not constitute a breach under this Agreement. Notwithstanding the foregoing, Sellers shall not file any pleadings, motions, notices, statements, schedules, applications, reports and other papers in the Bankruptcy Case that would, or would reasonably be expected to, alter, modify, limit or restrict Buyers’ rights or remedies pursuant to this Agreement, without the prior written consent of Buyers (which may be granted or withheld in Buyers’ sole discretion).

7.6. Update of Schedules; Notice of Developments.

Sellers shall give prompt written notice to Buyers upon obtaining Knowledge (i) of any development constituting a Material Adverse Effect (and identifying it as such), (ii) that any representation or warranty made by Sellers herein was untrue or inaccurate as of the Effective Date, (iii) of any matter or event first arising or occurring after the Effective Date that, if existing or occurring on or before the Effective Date, would have been required to be set forth, disclosed or described in the schedules to this Agreement in order for any representation or warranty made by Sellers herein to be true and correct, (iv) of any development materially and adversely affecting the ability of any Seller to consummate the transactions contemplated by this Agreement and (v) of any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. Sellers shall have the right, from time to time prior to the Closing, to amend or supplement the schedules to this Agreement with respect to any matter described in clause (iii) above. No disclosure pursuant to this Section 7.6 and no amendment or supplement of the schedules to this Agreement pursuant to the preceding sentence shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to otherwise affect or diminish any representation, warranty, covenant or obligation of Sellers in this Agreement, for purposes of determining whether any condition set forth in Article 9 has been satisfied or for any other purpose. This Section 7.6 shall not constitute a covenant or agreement for purposes of Section 9.2.

7.7. Bidding Procedures.

The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyers agree and acknowledge that Sellers and their Representatives and Affiliates are and may continue soliciting inquiries, proposals or offers for the Acquired Assets in connection with any alternative transaction pursuant to the terms of the Bidding Procedures Order.

7.8. Communications with Customers and Suppliers.

As soon as reasonably practicable after the Effective Date, Sellers will use their reasonable efforts to arrange for meetings or discussions between Representatives of Dougherty and material customers and vendors of the Business designated by Dougherty. In addition, in accordance with the procedures for requesting access, information or cooperation under Section 7.1, Dougherty shall have the right to contact, with the prior consent and attendance of the applicable Seller’s representative, Mark Dickey, (i) any counterparties to Assigned Contracts or Scheduled Contracts who object to Cure Costs set forth in any Cure Notices sent to them, and (ii) Governmental Authorities, to confirm the amount of any Taxes of Sellers that Dougherty is or may become liable for under this Agreement and to discuss the status of any economic development or similar agreements between any Seller and such Governmental Authorities. Other than as set forth in the preceding two sentences, prior to the Closing, Buyers shall not, and shall cause their respective Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any of Sellers’ customers, suppliers and other Persons with which Sellers have material commercial dealings where the subject matter thereof relates to Sellers, the Acquired Assets, the Business, this Agreement or the transactions contemplated by this Agreement (it being understood that contacts, discussions and communications with such Persons in the ordinary course of Buyers’ and their respective Affiliates’ existing business shall not be restricted by this Section 7.8).

7.9. Transition Services.

(a) Sellers shall, for a period of sixty (60) days after the Closing Date, provide Dougherty with reasonable access to their employees for the purpose of assisting Dougherty in the transition of the Business to Dougherty, provided that such access is during normal business hours, upon reasonable advance notice to Sellers and does not interfere with Sellers’ other businesses in any material manner and, provided further, that Dougherty shall pay Sellers an hourly rate of $250.00 per hour for each hour of such employees’ time providing such assistance together with any reasonable and documented out-of-pocket expenses incurred by such employees. Sellers shall provide Dougherty with an itemized estimate of the total amount to be charged for such assistance based on the estimated number of employee hours required for such assistance and such amount shall be paid by Dougherty to Sellers in advance of such assistance. In the event that Sellers’ estimate is in excess of the actual hours required to provide such assistance, Sellers shall refund any such excess to Dougherty. Notwithstanding the foregoing, (i) nothing in this Section 7.9(a) shall be construed to require Sellers to hire or continue the employment of any person and (ii) the fact that employees of Sellers are not available to render the assistance requested hereunder due to termination of such employees shall not constitute a breach of this Section 7.9(a).

(b) VeraSun shall, from the Closing Date until April 30, 2009, provide Dougherty with limited information technology services to support the Business. Such services shall include (i) keeping T-1 lines open for, among other things, email and phone communication, (b) information technology support from the VeraSun’s employees, and (c) VeraSun employee assistance to enable Dougherty to access VeraSun’s server, historical data and records but shall not include hardware support, integration, application development, management, help desk and other items that VeraSun is not providing to the Business on the

Effective Date. VeraSun will allocate a maximum of four percent (4%) of the time of four (4) of its employees to provide the services described in this Section 7.9(b). Buyer shall pay VeraSun a nonrefundable fee of $8,100 at the Closing for the services described in this Section 7.9(b). Dougherty may terminate the services described in this Section 7.9(b) upon ten (10) days’ prior written notice to VeraSun.

(c) Notwithstanding any of the foregoing, (i) nothing in this Section 7.9 shall be construed to require Sellers to hire or continue the employment of any person, (ii) the fact that employees of Sellers are not available to render the assistance requested hereunder due to termination of such employees shall not constitute a breach of this Section 7.9 and (iii) the services described in this Section 7.9 shall not require Sellers’ employees to conduct or manage the operation of the Facility.

7.10. Cessation or Reduction of Operations.

Should Sellers, for any reason, cease to operate the Facility as presently conducted by Sellers prior to Closing, taking into account the Facility’s “hot idle” mode of operations, then Dougherty shall not be obligated to assume any Assigned Contracts that Dougherty cannot reasonably be expected to honor or perform under after Closing as a result of such cessation. In such event, the Parties shall consult in good faith and make such adjustments to the list of Assigned Contracts as is appropriate under the circumstances, and reflect such adjustment in an amendment to this Agreement that does not otherwise alter this Agreement.

7.11. Approved Contracts.

Except as otherwise required by Legal Requirements, the Parties agree that to the extent Sellers enter into any Contract with a third party in the ordinary course of the Business during the period from the Effective Date to the Closing Date, no such Contract shall be assigned to and assumed by Dougherty hereunder unless and until Dougherty designates such Contract as an Approved Contract. In order to permit Dougherty to evaluate whether it will designate any Contract as an Approved Contract, Sellers covenant and agree to provide Dougherty with prompt notice of any such Contract being entered into that involves consideration of Ten Thousand Dollars ($10,000) or more or that could reasonably be considered material for the continued operation of the Business consistent with past practice or to enable the Facility or the Business to comply with any Legal Requirement. To the extent that Dougherty desires to assume Sellers’ rights and obligations under any such Contract, the Parties shall amend Schedule 1.1(a) to include any such Contract identified by Dougherty as an Approved Contract.

7.12. Pre-Closing Owned Real Property Matters.

Sellers and Dougherty acknowledge and agree that (i) as of the Effective Date, the legal description for the Owned Real Property in Schedule 5.4(a)-1 is identical to legal description contained in the title commitments issued by the Title Company and (ii) such legal descriptions are subject to revision based on (A) reasonable comments provided to the Title Company by Dougherty and (B) review of a final, updated ALTA/ACSM survey of the Facility. To the extent that the legal descriptions contained in a title commitment for the Facility are revised (whether one or more times), Sellers and Dougherty agree to amend this Agreement to update the legal descriptions contained in Schedule 5.4(a)-1 to match the legal descriptions appearing in the revised title commitments. Sellers agree to use reasonable efforts to obtain ALTA/ACSM land title surveys of the Facility prior to the Closing.

7.13. Use of Bank Account.

Dougherty and First Bank agree to allow Sellers full use of the Company’s bank account with ABA Routing Number 091408446 and bank account number 1100101471 (the “First Bank Account”) to pay ordinary course expenses related to the Business. Dougherty and First Bank shall not object to any such use of the First Bank Account by Sellers prior to the Closing Date.

7.14. Update to Administrative Expense Budget.

Dougherty and Sellers shall mutually agree on the day prior to the Closing Date on updated amounts for each line item under the headings “AP and Accruals” and “Payroll” of the Administrative Expense Budget. For the avoidance of doubt, such amounts shall only include administrative expenses incurred by the Sellers prior to the Closing Date that remain unpaid as of the Closing Date (for the avoidance of doubt the amount of any checks written by any Seller on or prior to the Closing Date to meet such administrative expenses that have not been cashed prior to the Closing Date shall be considered “unpaid”).

7.15. Outstanding Checks.

Sellers shall deliver to Buyer on the Business Day immediately preceding the Closing Date a complete and correct list of any checks written by any Seller on or prior to the Closing Date in the ordinary course of business which have not been cashed prior to the Closing Date.

ARTICLE 8.

ADDITIONAL AGREEMENTS

8.1. Taxes.

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Dougherty Acquired Assets or the First Bank Acquired Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Dougherty and First Bank, respectively. Sellers and Buyers shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Buyers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Sellers, Buyers shall prepare and deliver to Sellers a copy of such Tax Return at least ten (10) days before the due date thereof, and Sellers shall promptly execute such Tax Return and deliver it to Buyers, which shall cause it to be filed. Buyers shall provide reimbursement for any Tax described in this Section 8.1(a) that is paid by Sellers.

(b) All real and personal property Taxes and similar ad valorem obligations levied with respect to the Dougherty Acquired Assets and the First Bank Acquired Assets, whether imposed or assessed before or after the Closing Date (“Periodic Taxes”), shall be borne by Dougherty and First Bank, respectively. For the avoidance of doubt, Periodic Taxes shall not include any Taxes related to the income of any of the Sellers. Buyers shall be responsible for preparing and filing any and all Tax Returns required to be filed after the Closing Date with respect to Periodic Taxes; provided, however, that such Tax Returns shall, to the extent they relate to a taxable period included in the period ending with and including the Closing Date, be subject to the approval of Sellers, which approval shall not be unreasonably withheld or delayed.

(c) Buyers and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyers of any federal, state or local business tax credits or incentives that Buyers may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; provided, however, that neither Buyers nor any Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(c) shall be borne by the Party requesting it.

(d) Buyers and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyers.

(e) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyers be responsible for any income taxes or their equivalent payable by Sellers as a result of the transactions contemplated by this Agreement, nor shall Buyers be responsible or liable for any “clawback” provisions or retractions of any tax credits or incentives assessed against any Sellers or their Affiliates for periods during which Sellers owned the Acquired Assets.

8.2. Payments Received.

Sellers, on the one hand, and Buyers, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

8.3. Assigned Contracts; Adequate Assurance and Performance.

(a) With respect to each Assigned Contract, Dougherty shall provide adequate assurance as required under the Bankruptcy Code of the future performance by

Dougherty of each such Assigned Contract. Dougherty and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Dougherty’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

(b) Buyers shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c) Without limiting the provisions of Section 8.3(a), Dougherty acknowledges that Sellers have no duty to maintain any letters of credit to secure performance or payment under any Assigned Contracts after the Closing, and Dougherty agrees to reasonably cooperate with Sellers in Sellers’ efforts to secure the release of any such letters of credit posted by Sellers, such cooperation to include, if necessary, the provision by Dougherty of a letter of credit to secure Dougherty’s payment and/or performance under any Assigned Contracts after the Closing. Notwithstanding anything to the contrary contained in this Section 8.3(c), in no event will Dougherty be required to replace any letter of credit issued by First Bank.

8.4. Employees and Benefit Plans.

(a) Dougherty is not obligated to hire any Facility Employees, but may, in its sole discretion choose to hire, or cause a third party management services company to hire, one or more Facility Employees effective as of the Closing Date on terms and conditions determined by Dougherty. All of Dougherty’s decisions to offer or not offer employment to Facility Employees shall be in accordance with all applicable Legal Requirements.

(b) Notwithstanding anything to the contrary in this Section 8.4, Dougherty agrees (and shall provide in its offer of employment to any Facility Employee) that each Facility Employee who receives and accepts an offer of employment from Dougherty (or any third party management services company retained by Dougherty) effective as of the Closing Date shall, upon becoming an employee of Dougherty (or such third party), receive credit under the employee benefit plans of Dougherty (or any Affiliate thereof sponsoring or maintaining such plans) in which such employee is entitled to participate from and after the Closing Date for all vacation and other paid time off accrued by such Facility Employee under any applicable employee benefit plans of Sellers through, but not including, the Closing Date (such accrued vacation and paid time off being herein referred to as such Facility Employee’s “Accrued PTO”). Dougherty’s offer of employment to each Facility Employee shall include a written statement that, by accepting employment with Dougherty, the Facility Employee consents to receive credit for Accrued PTO from Dougherty in lieu of payment for accrued vacation and paid time off with Sellers.

(c) None of the employee benefit plans of Sellers will be transferred to or assumed by Dougherty (or any Affiliate of Dougherty) and, except as provided in Section 8.4(b), Sellers retain all Liabilities with respect to such plans.

8.5. Post-Closing Books and Records and Personnel.

For a period of seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyers shall not dispose of or destroy any of the business records and files of the Business received by Buyers as Acquired Assets and (b) Buyers shall allow Sellers (including, for clarity, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) and any of their Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all employees and files of Buyers and their respective Subsidiaries and any Documents included in the Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, and Sellers (including any such trust or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, records and other materials. Until the closing of the Bankruptcy Case or the liquidation and winding up of Sellers’ estates, Sellers shall preserve and keep the records retained by them relating to the Business and the Acquired Assets and, at Buyers’ sole expense, shall make such records and Sellers’ personnel available to Buyers as may be reasonably required by Buyers in connection with, among other things, any insurance claims by, Proceedings, Actions or Tax audits against, or governmental investigations of, Buyers or any of their Affiliates or in order to enable Buyers to comply with their obligations under this Agreement and each other Transaction Document. In the event any Party desires to destroy any such records during or after the time during which they must be maintained pursuant to this Section 8.5, such Party shall first give ninety (90) days prior written notice to the other Parties and any such other Parties shall have the right at their option and expense, upon prior written notice given within such ninety (90) day period to the Party desiring to destroy such records, to make copies of the records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.

8.6. Acquired Assets “AS IS”; Buyers’ Acknowledgment Regarding Same.

Buyers agree, warrant, and represent that (a) Buyers are purchasing the Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Buyers’ own investigation of the Acquired Assets and the representations and warranties of Sellers set forth in Article 5 and (b) neither Sellers nor any real estate broker or other Representative of Sellers has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets or the business of Sellers, or the physical condition of the Acquired Assets other than the representations and warranties of Sellers set forth in Article 5. Buyers further acknowledge that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Sellers and Buyers after good-faith arms-length negotiation in light of Buyers’ agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS” subject only to the representations and warranties of Sellers set forth in Article 5. Buyers agree, warrant and represent that, except as set forth in this Agreement (including the representations and warranties of Sellers set forth in Article 5), Buyers have relied, and shall rely, solely upon Buyers’ own investigation of all such matters, and that Buyers assume all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 5), SELLERS MAKE NO

EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

8.7. Waiver of Claims by Sellers.

As a material inducement for Buyers to execute this Agreement, Sellers hereby waive, release, relinquish and discharge all claims, demands, and causes of action (including Avoidance Actions and similar rights and causes of action, including causes of action under Section 544 through 553 of the Bankruptcy Code) that Sellers (or, to the fullest extent permitted by law, any of their Affiliates and any other Persons claiming or having the right to claim by, through or under Sellers or their Affiliates) have against any of the Buyers’ Parties, whether absolute or contingent, known or unknown, now existing or hereafter arising; provided, however, that Sellers do not hereby waive any claims, demands, rights or causes of action arising under this Agreement or any other Transaction Document.

8.8. Credit Bids and Restriction on Transfer of Claims.

Buyers hereby disclaim any and all lien, security interest, encumbrance or any interest whatsoever in the Excluded Assets. Buyers will take such actions as may be reasonably necessary to facilitate the Credit Bids and the consummation of the transactions contemplated by this Agreement. Dougherty and First Bank further agree not to transfer any of their respective claims against Sellers with respect to the Prepetition Dougherty Senior Loan Indebtedness or First Bank Indebtedness, respectively, that is held by them as of the Effective Date or is acquired by them after the Effective Date, unless the transferee thereof (i) agrees to be bound by this Section 8.8 as if it were Dougherty (in the case of such a transfer by Dougherty) or First Bank (in the case of such a transfer by First Bank) and (ii) otherwise agrees to take such actions as may be reasonably necessary to facilitate the Credit Bids and the consummation of the transaction contemplated hereby. The Parties hereto hereby acknowledge and agree that any breach by Buyers of the terms set forth in this Section 8.8 shall be deemed a breach by Buyers of the terms and conditions set forth in this Agreement for all purposes hereof.

8.9. Use of Name.

From and after the Closing, Sellers shall not, and shall cause their Affiliates not to, use or license or grant any third party the right to use the US BIO MARION name or mark (except for uses not in commerce, uses that would not cause confusion as the origin of a good or service, and references to the mark in historical, tax and similar records), provided, however, that nothing herein shall restrict Sellers or their Affiliates, successors, or assigns from using, or granting any third party the right to use, any variants of the US BIO and US BIOENERGY names and marks that do not incorporate the term “MARION.” At the Closing, the Company shall file an amendment to its certificate of formation with the Secretary of State of the State of South Dakota and each state in which the Company is qualified to do business, changing its name to a name that is not confusingly similar to, and not including, US BIO MARION or US BIOENERGY MARION.

ARTICLE 9.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS TO CLOSE

The obligations of each Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

9.1. Accuracy of Representations.

Each of the representations and warranties of the Sellers contained in Article 5 made to such Buyer shall be true and correct on and as of the Closing Date, except for such representations and warranties that expressly speak as of a date certain which shall remain true and correct as of such date, except where the failure of any such representations or warranty to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or other similar materiality qualifiers) shall not have, and would not be reasonably expected to have, a Material Adverse Effect, and such Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.2. Sellers’ Performance.

Each covenant and agreement that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing with respect to such Buyer shall have been duly performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or Material Adverse Effect or similar expressions shall have been duly performed and complied with in all respects), and such Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.3. No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

9.4. Governmental Authorizations; HSR Act.

All statutory waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

9.5. Sellers’ Deliveries.

Each of the deliveries required to be made to such Buyer pursuant to Section 4.5 or 4.6, as applicable, shall have been so delivered.

9.6. Sale Order.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order.

9.7. Absence of Material Adverse Effect.

No Material Adverse Effect shall have occurred after the Effective Date and be continuing.

ARTICLE 10.

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1. Accuracy of Representations.

Each of the representations and warranties of Buyers contained in Article 6 shall be true and correct on and as of the Closing Date, except for such representations and warranties that expressly speak as of a date certain which shall remain true and correct as of such date, except where the failure of any such representations or warranty to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or other similar materiality qualifiers) shall not, and would not be reasonably expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, and Sellers shall have received a certificate of each Buyer to such effect signed by a duly authorized officer thereof.

10.2. Buyers’ Performance.

The covenants and agreements that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects), and Sellers shall have received a certificate of each Buyer to such effect signed by a duly authorized officer thereof.

10.3. No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

10.4. Governmental Authorizations; HSR Act.

All statutory waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

10.5. Buyers’ Deliveries.

Each of the deliveries required to be made to Sellers pursuant to Section 4.3 and Section 4.4 shall have been so delivered.

10.6. Sale Order in Effect.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order.

ARTICLE 11.

TERMINATION

11.1. Termination Events.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by either Sellers or Buyers:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby;

(ii) by mutual written consent of Sellers and Buyers; or

(b) by either Buyer:

(i) upon consummation of a sale of any material portion of the Acquired Assets to a party other than Buyers;

(ii) the Closing has not taken place by the close of business on the 90th day after the Effective Date, other than by reason of a material breach of this Agreement by Buyers;

(iii) if the Sale Order has not been entered by the Bankruptcy Court by the close of business on the 60th day after the Effective Date;

(iv) upon notification to the Sellers by either Buyer that the satisfaction of any condition to the either Buyer’s obligations set forth in Article 9 of this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the such Buyer;

(v) in the event of a material breach hereof by any Seller if such Seller fails to cure such breach within five (5) Business Days following notification thereof by either Buyer; or

(c) by Sellers:

(i) if Buyers are not the Successful Bidders at the Auction;

(ii) the Closing has not taken place by April 13, 2009;

(iii) in the event of a material breach hereof by any Buyer if such Buyer fails to cure such breach within five (5) Business Days following notification thereof by the Sellers;

(iv) upon notification to the Buyers by Sellers that the satisfaction of any condition to the Sellers’ obligations set forth in Article 10 of this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by Sellers;

(v) if the Sale Order has not been entered by the Bankruptcy Court by the close of business on the 60th day after the Effective Date;

(d) The time periods for termination of this Agreement set forth in Sections 11.1(b)(ii), 11.1(b)(iii) or 11.1(c)(v) may be extended by mutual written agreement of Sellers and Buyers without further Order of the Bankruptcy Court.

11.2. Effect of Termination.

In the event of termination of this Agreement by Buyers or Sellers pursuant to this Article 11, except as otherwise provided in this Section 11.2, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for willful breach of this Agreement prior to such termination. The provisions of this Section 11.2 and, to the extent applicable, Article 12 and Article 1, shall expressly survive the expiration or termination of this Agreement.

ARTICLE 12.

GENERAL PROVISIONS

12.1. Survival.

All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2. Public Announcements.

The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyers, on the one hand, and Sellers, on the other hand. Unless otherwise required by applicable Legal Requirement or by obligations of Buyers or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyers, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

12.3. Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(i)	If to Sellers, then to:

VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, South Dakota 57104

Attn: Chief Restructuring Officer

Attn: General Counsel

Facsimile: 605-978-7050

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Patrick J. Nash, Jr.

Facsimile: 312-407-0411

(ii)	If to Dougherty:

Dougherty Funding LLC

90 Seventh Street South, Suite 4300

Minneapolis, Minnesota 55402

Attn: Gregory Bolin

Facsimile: 612-317-2045

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 Seventh Street South

Minneapolis, Minnesota 55402

Attn: Steven W. Meyer

Facsimile: 612-607-7100

(iii)	If to First Bank:

First Bank & Trust

110 North Minnesota Avenue

Sioux Falls, South Dakota 57104

Attn: Keith Eichacker

Facsimile: 605-978-1154

with a copy (which shall not constitute notice) to:

DLA Piper LLP US

The Marbury Building

6225 Smith Avenue

Baltimore, Maryland 21209

Attn: C. Kevin Kobbe

Facsimile: 410-580-3189

12.4. Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.5. Entire Agreement; Amendment.

This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyers, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyers, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

12.6. Assignment.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Dougherty shall be permitted, upon prior notice to Sellers and First Bank, to assign all or part of its rights or obligations hereunder to a Participant Designee, but no such assignment shall relieve Dougherty of its obligations under this Agreement.

12.7. Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.8. Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.9. Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the State of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.3) or any other manner permitted by law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS OR BUYERS OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.10. Counterparts.

This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.3, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.11. Parties in Interest; No Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

12.12. Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner or equity holder of any Buyer or any Seller shall have any liability for any obligations or liabilities of such Party under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

12.13. Schedules; Materiality.

The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the Section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the Effective Date.

DOUGHERTY FUNDING, LLC

By:	/s/ Gregory Bolin
Name:	Gregory Bolin
Title:	Senior Vice President

US BIO MARION, LLC

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	SVP, General Counsel and Corporate Secretary

US BIO ENERGY CORPORATION

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	SVP, General Counsel and Corporate Secretary

VERASUN ENERGY CORPORATION

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	SVP, General Counsel and Corporate Secretary

FIRST BANK & TRUST

By:	/s/ Keith A. Eichacker
Name:	Keith A. Eichacker
Title:	Senior Vice President